Exhibit 7.1

TELÉFONOS DE MÉXICO, S.A.B. DE C.V. AND SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

Millions of Mexican pesos, see Note 1 II.b and 18

to our audited consolidated financial statements

CONCEPT	2010		2009		2008		2007		2006

Mexican FRS:
Income from continuing operations before income tax	P.	23,779	P.	28,955	P.	29,769	P.	40,508	P.	39,890
Less:
Equity interest in net income (loss) of affiliates		196		255		(62)		17		9
Plus:
Fixed charges:
Interest expense		5,734		6,122		7,652		6,615		6,952

Earnings under Mexican FRS	P.	29,317	P.	34,822	P.	37,483	P.	47,106	P.	46,833

U.S. GAAP:
Income from continuing operations before income tax	P.	23,189	P.	28,172	P.	29,530	P.	39,166	P.	39,355
Less:
Equity interest in net income (loss) of affiliates		196		255		(62)		17		9
Plus:
Fixed charges:
Interest expense		5,734		6,122		7,652		6,615		6,952
Interest capitalized

Total		5,734		6,122		7,652		6,615		6,952

Plus:
Depreciation of capitalized interest		235		260		293		342		477
Less:
Interest capitalized

Earnings under U.S. GAAP	P.	28,962	P.	34,299	P.	37,537	P.	46,106	P.	46,775

RATIOS OF EARNINGS TO FIXED CHARGES:
Mexican FRS		5.1		5.7		4.9		7.1		6.7
U.S. GAAP		5.1		5.6		4.9		7.0		6.7